Exhibit 5.1

[O’Melveny & Myers LLP Letterhead]

August 11, 2004

SeraCare Life Sciences, Inc.

1935 Avenida del Oro, Suite F

Oceanside, California 92056

Re:	SeraCare Life Sciences, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (“Registration Statement”) on Form S-3 to be filed by SeraCare Life Sciences, Inc., a California corporation (the “Company”) in connection with the registration under the Securities Act of 1933 of 1,065,683 shares of the Company’s common stock, no par value (the “Common Shares”).

We are of the opinion that the Common Shares have been duly authorized by all necessary corporate action on the part of the Company and that the Common Shares are validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP